Exhibit 10.1
OMADA HEALTH, INC.
NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM
(As Amended March 26, 2026)
This Omada Health, Inc. (the “Company”) Non-Employee Director Compensation Program (this “Program”) has been adopted under the Company’s 2025 Incentive Award Plan (the “Plan”) and shall be effective as of the date set forth above. Capitalized terms not otherwise defined herein have the meaning ascribed in the Plan.
Cash Compensation
Effective as of the date set forth above, an annual retainer of $40,000 plus the additional following amounts will be paid to Non-Employee Directors:
Additional Service

	Chair	Non-Chair
Chairperson of the Board	$45,000	N/A
Audit Committee Member	$20,000	$10,000
Compensation Committee Member	$15,000	$7,500
Nominating and Corporate Governance Committee Member	$10,000	$5,000

All annual retainers will be paid in cash quarterly in arrears promptly following the end of the applicable calendar quarter, but in no event more than 30 days after the end of such quarter. If a Non-Employee Director does not serve as a Non-Employee Director, or in the applicable positions described above, for an entire calendar quarter, the retainer paid to such Non-Employee Director will be prorated for the portion of such calendar quarter actually served as a Non-Employee Director, or in such position, as applicable.

Election to Receive Restricted Stock Units (“RSUs”) In Lieu of Annual Retainers

General:
The Board or its Compensation Committee (the “Compensation Committee”) may, in its discretion, provide Non-Employee Directors with the opportunity to elect to convert all or a portion of their annual retainers into awards of RSUs (“Retainer RSU Awards”) granted under the Plan or any other applicable Company equity incentive plan then-maintained by the Company, with each such Retainer RSU Award covering a number of shares of Common Stock calculated by dividing (i) the amount of the annual retainer that would have otherwise been paid to such Non-Employee Director on the applicable grant date by (ii) the average per share closing trading price of the Common Stock over the most recent 30 trading days as of the grant date; provided, however, that in no event will the average per share closing trading price be deemed to be less than $17.00 (such election, a “Retainer RSU Election”).
Each Retainer RSU Award automatically will be granted on the fifth day of the month immediately following the end of the quarter for which the corresponding portion of the annual retainer was earned. Each Retainer RSU Award will be fully vested on the grant date.

Election Method:
Each Retainer RSU Election must be submitted to the Company in the form and manner specified by the Board or the Compensation Committee. An individual who fails to make a timely Retainer RSU Election will not receive a Retainer RSU Award and instead will receive the applicable annual retainer in cash. Retainer RSU Elections must comply with the following timing requirements:
●Initial Election. Each individual who first becomes a Non-Employee Director may make a Retainer RSU Election with respect to annual retainer payments scheduled to be paid in the same calendar year as such individual first becomes a Non-Employee Director (the “Initial Retainer RSU Election”). The Initial Retainer RSU Election must be submitted to the Company on or before the date that the individual first becomes a Non-Employee Director (the “Initial Election Deadline”), and the Initial Retainer RSU Election will become final and irrevocable as of the Initial Election Deadline.
●Annual Election. No later than December 31 of each calendar year, or such other deadline as may be established by the Board or the Compensation Committee, in its discretion (the “Annual Election Deadline”), each individual who is a Non-Employee Director as of immediately before the Annual Election Deadline may make a Retainer RSU Election with respect to the annual retainer relating to services to be performed in the following calendar year (the “Annual Retainer RSU Election”). The Annual Retainer RSU Election must be submitted to the Company on or before the applicable Annual Election Deadline and will become effective and irrevocable as of the Annual Election Deadline.

Equity Compensation

Initial RSU Award:
Unless otherwise approved by the Board prior to commencement of services of an applicable Non-Employee Director, each Non-Employee Director who is initially elected or appointed to serve on the Board will be granted an award of RSUs under the Plan or any other applicable Company equity incentive plan then-maintained by the Company covering a number of shares of Common Stock calculated by dividing (i) $370,000 by (ii) the average per share closing trading price of the Common Stock over the 30 consecutive trading days ending on the last trading day preceding the grant date; provided, however, that in no event will the average per share closing trading price be deemed to be less than $17.00 (the “Initial RSU Award”).
The Initial RSU Award will be automatically granted on the date on which such Non-Employee Director commences service on the Board, and will vest as to one-third of the shares subject thereto on each of the first three anniversaries of the applicable grant date such that the shares subject to the Initial RSU Award will be fully vested on the third anniversary of the grant date, subject to the Non-Employee Director continuing in service on the Board through the applicable vesting date.

Annual RSU Award:
Each Non-Employee Director who (i) has been serving on the Board as of the date of an annual meeting of the Company’s stockholders (each, an “Annual Meeting”) for at least six months prior to the date of such Annual Meeting and (ii) will continue to serve as a Non-Employee Director immediately following such Annual Meeting, will be granted an award of RSUs under the Plan or any other applicable Company equity incentive plan then-maintained by the Company covering a number of shares of Common Stock calculated by dividing (i) $185,000 by (ii) the average per share closing trading price of the Common Stock over the 30 consecutive trading days ending on the last trading day preceding the grant date; provided, however, that in no event will the average per share closing trading price be deemed to be less than $17.00 (the “Annual RSU Award”).
The Annual RSU Award will be automatically granted on the date of the applicable Annual Meeting, and will vest in full on the earlier of (i) the first anniversary of the grant date and (ii) immediately before the first Annual Meeting following the grant date, subject to the Non-Employee Director continuing in service on the Board through such vesting date.

Election to Defer Issuances

General:
Each Non-Employee Director shall have the opportunity to defer the issuance of the shares underlying RSUs granted under this Program (including, for clarity, Retainer RSUs, Initial RSU Awards and Annual RSU Awards) that would otherwise be issued to the Non-Employee Director in connection with the vesting or grant of the RSUs (including, for clarity, the Retainer RSU Awards, Initial RSU Awards and Annual RSU Awards) until the earliest of a fixed date properly elected by the Non-Employee Director, the Non-Employee Director’s Termination of Service or a Change in Control. Any such deferral election (“Deferral Election”) shall be subject to such rules, conditions and procedures as shall be determined by the Board or the Compensation Committee, in its sole discretion, which rules, conditions and procedures shall at all times comply with the requirements of Section 409A of the Code, unless otherwise specifically determined by the Board or the Compensation Committee. If an individual elects to defer the delivery of the shares underlying RSUs granted under this Program, settlement of the deferred RSUs shall be made in accordance with the terms of the Deferral Election.

Election Method:
Each Deferral Election must be submitted to the Company in the form and manner specified by the Board or the Compensation Committee. Deferral Elections must comply with the following timing requirements:
●Initial Deferral Election. Each individual who first becomes a Non-Employee Director may make a Deferral Election with respect to the Non-Employee Director’s RSUs to be granted in the same calendar year as such individual first becomes a Non-Employee Director (the “Initial Deferral Election”). The Initial Deferral Election must be submitted to the Company on or before the Initial Election Deadline, and the Initial Deferral Election shall become final and irrevocable as of the Initial Election Deadline.
●Annual Deferral Election. No later than the Annual Election Deadline, each individual who is a Non-Employee Director as of immediately before the Annual Election Deadline may make a Deferral Election with respect to the RSUs to be granted in the following calendar year (the “Annual Deferral Election”). The Annual Deferral Election must be submitted to the Company on or before the applicable Annual Election Deadline and shall become final and irrevocable for the subsequent calendar year as of the applicable Annual Election Deadline.

No portion of an Initial RSU Award or Annual RSU Award which is unvested at the time of a Non-Employee Director’s termination of service on the Board will become vested and/or exercisable thereafter.

Change in Control
Immediately prior to a Change in Control of the Company, all outstanding equity awards granted under the Plan and any other equity incentive plan maintained by the Company that are held by a Non-Employee Director will become fully vested and/or exercisable, irrespective of any other provisions of the Non-Employee Director’s Award Agreement.
Certain Terminations
Directors who are Employees who subsequently terminate their employment with the Company and any Subsidiary and remain a Director will not receive an Initial RSU Award, but to the extent that they are otherwise eligible, will be eligible to receive, after termination from employment with the Company and any Subsidiary, Annual RSU Awards as described above.
Reimbursements
The Company shall reimburse each Non-Employee Director for all reasonable, documented, out-of-pocket travel and other business expenses incurred by such Non-Employee Director in the performance of such Non-Employee Director’s duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures as in effect from time to time.
Miscellaneous
The other provisions of the Plan will apply to the RSUs granted automatically under this Program, except to the extent such other provisions are inconsistent with this Program. All applicable terms of the Plan apply to this Program as if fully set forth herein, and all grants of RSUs hereby are subject in all respects to the terms of the Plan, including, without limitation, the limits on Non-Employee Director compensation set forth in Section 5.5 of the Plan. The grant of RSUs under this Program will be made solely by and subject to the terms set forth in an Award Agreement in a form to be approved by the Board and duly executed by an executive officer of the Company.
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